UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 4, 2010
OTTER TAIL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-53713	27-0383995
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
215 South Cascade Street, P.O. Box 496, Fergus Falls, MN 56538-0496
(Address of principal executive offices, including zip code)
(866) 410-8780
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On May 4, 2010, Otter Tail Corporation (the “Company”) entered into a $200 million Second Amended and Restated Credit Agreement (the “A&R Credit Agreement”) with the Banks named therein, U.S. Bank National Association, a national banking association (“U.S. Bank”), as administrative agent for the Banks (the “Agent”) and as Lead Arranger, Bank of America, N.A. (“Bank of America”) and JPMorgan Chase Bank, National Association (“JPMorgan”), as Co-Syndication Agents, and KeyBank National Association (“KeyBank”), as Documentation Agent. The A&R Credit Agreement amends and restates the $200 million Credit Agreement, dated as of December 23, 2008 (the “Original Credit Agreement”), between the Company (as assignee of Varistar Corporation, a wholly owned subsidiary of the Company), the Banks named therein, U.S. Bank, as agent for the Banks and as Lead Arranger, and Bank of America, KeyBank and Wells Fargo Bank, National Association (“Wells Fargo”), as Co-Documentation Agents, and is an unsecured revolving credit facility that the Company can draw on to support its nonelectric operations. The line of credit may be increased to $250 million on the terms and subject to the conditions described in the A&R Credit Agreement, and will expire on May 4, 2013. Upon effectiveness of the A&R Credit Agreement, borrowings under the line of credit bear interest at LIBOR plus 3.25%, subject to adjustment based on the senior unsecured credit ratings of the Company.
     The A&R Credit Agreement, which is filed as Exhibit 4.1 to this Form 8-K, contains a number of restrictions on the businesses of the Company and its material subsidiaries, including restrictions on their ability to merge, sell assets, make certain investments, create or incur liens on assets, guarantee the obligations of any other party, and engage in transactions with related parties. The A&R Credit Agreement also contains certain financial covenants. Specifically, the Company must not permit the ratio of its “Interest-bearing Debt” to “Total Capitalization” (each as defined in the A&R Credit Agreement) to be greater than 0.60 to 1.00, or permit its “Interest and Dividend Coverage Ratio” (as defined in the A&R Credit Agreement) for any period of four consecutive fiscal quarters to be less than 1.50 to 1.00. The A&R Credit Agreement also contains affirmative covenants and events of default. The A&R Credit Agreement does not include provisions for the termination of the agreement or the acceleration of repayment of amounts outstanding due to changes in the Company’s credit ratings. The Company’s obligations under the A&R Credit Agreement are guaranteed by each of its “Material Subsidiaries” (as defined in the A&R Credit Agreement, which definition expressly excludes Otter Tail Power Company).
     The description of the terms of the A&R Credit Agreement in this Item 1.01 is qualified in its entirety by reference to Exhibit 4.1 to this Form 8-K.
     Certain of the Banks party to the A&R Credit Agreement and their affiliates have had, and may in the future have, investment banking and other commercial dealings with the Company and its affiliates, for which such Banks or their affiliates have received and may in the future receive customary compensation. Such dealings have included the following: (i) U.S. Bank, Bank of America, Wells Fargo and JPMorgan are also parties to the Credit Agreement, dated as of July 30, 2008, between the Company’s wholly owned subsidiary Otter Tail Power Company (formerly known as Otter Tail Corporation, dba Otter Tail Power Company), the Banks named therein, Bank of America, as Syndication Agent, and U.S. Bank, as agent for the Banks, which creates an unsecured revolving credit facility that Otter Tail Power Company can draw on to support its electric operations; (ii) J.P. Morgan Securities Inc. (“JPMS”), an affiliate of JPMorgan, entered into a Distribution Agreement with the Company on March 17, 2010, pursuant to which the Company may offer and sell its common shares, par value $5.00 per share, from time to time through JPMS, as the Company’s distribution agent for the offer and sale of the shares, up to an aggregate sales price of $75,000,000; and (iii) in connection with the offering and sale by the Company of $100,000,000 aggregate principal amount of its 9.000% Notes due 2016 in 2009, JPMS and an affiliate of Bank of America acted as joint book-running managers, an affiliate of U.S. Bank acted as lead manager, and affiliates of Bank of the West, KeyBank and Wells Fargo acted as co-managers.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information contained in Item 1.01 above is incorporated herein by reference. As of May 4, 2010, approximately $62.6 million was outstanding under the A&R Credit Agreement, including approximately $14.3 million of outstanding letters of credit, all of which was outstanding under the Original Credit Agreement immediately prior to the effectiveness of the A&R Credit Agreement.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibits to the Registration Statement are being filed with this report:

Exhibit Number	Description
4.1
Second Amended and Restated Credit Agreement dated as of May 4, 2010, by and between Otter Tail Corporation, the Banks named therein, U.S. Bank National Association, a national banking association, as administrative agent for the Banks and as Lead Arranger, Bank of America, N.A. and JPMorgan Chase Bank, National Association, as Co-Syndication Agents, and KeyBank National Association as Documentation Agent

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTTER TAIL CORPORATION
Date: May 10, 2010	By:	/s/ George A. Koeck
George A. Koeck
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
4.1
Second Amended and Restated Credit Agreement dated as of May 4, 2010, by and between Otter Tail Corporation, the Banks named therein, U.S. Bank National Association, a national banking association, as administrative agent for the Banks and as Lead Arranger, Bank of America, N.A. and JPMorgan Chase Bank, National Association, as Co-Syndication Agents, and KeyBank National Association as Documentation Agent